UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       PORTFOLIO RECOVERY ASSOCIATES, INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    73640Q105
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                                 (CUSIP Number)


                                February 9, 2005
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 73640Q105                  13G                       Page 2 of 4 Pages


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1.  NAME OF REPORTING PERSON
    Veredus Asset Management, LLC

    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    61-1350302
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)
                                                                         (b)
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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    COMMONWEALTH OF KENTUCKY
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NUMBER OF                5.  SOLE VOTING POWER                      1,574,550
SHARES                   -------------------------------------------------------
BENEFICIALLY             6.  SHARED VOTING POWER                      264,100(A)
OWNED BY                 -------------------------------------------------------
EACH                     7.  SOLE DISPOSITIVE POWER                 1,838,650
REPORTING PERSON         -------------------------------------------------------
WITH                     8.  SHARED DISPOSITIVE POWER
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,838,650
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.9%
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12. TYPE OF REPORTING PERSON*

    IA
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(A) Certain clients have retained voting power on these shares.

Cusip No.  73640Q105                 13G                       Page 3 of 4 Pages


Schedule 13G Additional Information

Item #
1. (a)  Name of Issuer:
        PORTFOLIO RECOVERY ASSOCIATES, INC.

   (b)  Address of Issuer's Principal Executive Offices:
        120 CORPORATE BLVD.
        NORFOLK, VA 23502

2. (a)  Name of Person Filing:
        VEREDUS ASSET MANAGEMENT, LLC    An Investment Advisor Registered under
                                         the Investment Advisors Act of 1940

   (b)  Address of Principal Business Office for Each of the Above:
        6060 DUTCHMANS LANE, SUITE 320
        LOUISVILLE, KY 40205

   (c)  Citizenship:
        US -- ORGANIZED IN THE COMMONWEALTH OF KENTUCKY

   (d)  Title of  Class of  Securities:
        COMMON STOCK

   (e)  CUSIP Number:
        73640Q105

3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b).
   The person filing is a:
   [E] An investment adviser in accordance with ss240.13d-1(b)(1)(ii)(E).

4. Ownership:
   (a) Amount Beneficially Owned:                                   1,838,650
   (b) Percent of Class:                                                 11.9%
   (c) Number of shares as to which such person has:
       (i)   sole power to vote or to direct the vote               1,574,550
       (ii)  shared power to vote or to direct the vote               264,100(A)
       (iii) sole power to dispose or to direct the disposition of  1,838,650
       (iv)  shared power to dispose or to direct the disposition of

(A) Certain clients have retained the voting power on these shares.

5.  Ownership of Five Percent or Less of a Class:

6.  Ownership of More than Five Percent on Behalf of Another Person:

7.  Subsidiary

Cusip No. 73640Q105                    13G                     Page 4 of 4 Pages


8.  Identification and Classification of Members of the Group:

9.  Notice of Dissolution of Group:

10. Certification:

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    -----------------------
                                                             Date:


                                                     /s/ James J. Jenkins
                                                    -----------------------
                                                           Signature


                                                       James J. Jenkins
                                                      Vice President and
                                                    Chief Operating Officer
                                                    -----------------------
                                                          Name/Title